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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                  SCHEDULE TO
                                 (RULE 14D-100)

                             TENDER OFFER STATEMENT
                     UNDER SECTION 14(D)(1) OR 13(E)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                          CITADEL BROADCASTING COMPANY
                       (Name of Subject Company (Issuer))

                     CITADEL BROADCASTING COMPANY (OFFEROR)
    (Names of Filing Persons (identifying status as offeror, issuer or other person))

        13 1/4% SERIES B EXCHANGEABLE PREFERRED STOCK, WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                  17285E 40 6
                     (CUSIP Number of Class of Securities)
                         ------------------------------

                               LAWRENCE R. WILSON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          CITADEL BROADCASTING COMPANY
                          CITY CENTER WEST, SUITE 400
                         7201 WEST LAKE MEAD BOULEVARD
                            LAS VEGAS, NEVADA 89128
                                 (702) 804-5200

                 (Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                WITH COPIES TO:

     BRYAN D. ROSENBERGER, ESQ.                 ROBERT C. SCHWENKEL, ESQ.
ECKERT SEAMANS CHERIN & MELLOTT, LLC     FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
    44TH FLOOR, 600 GRANT STREET                    ONE NEW YORK PLAZA
        PITTSBURGH, PA 15219                  NEW YORK, NEW YORK 10004-1980
           (412) 566-6000                             (212) 859-8000

                            ------------------------

                           CALCULATION OF FILING FEE

            TRANSACTION VALUATION*                            AMOUNT OF FILING FEE
                 $121,040,763                                        $24,208

* Estimated for purposes of calculating the amount of the filing fee only. This amount assumes the purchase of 1,000,791.79 shares of 13 1/4% Series B Exchangeable Preferred Stock, without par value, at an assumed tender offer price of $120.945 per share. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals 1/50 of one percent of the aggregate of the cash offered by the Offeror.

/X/ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    $24,057    Filing Party:  Citadel Broadcasting Company
Form or Registration No.:  005-61501  Date Filed:    May 4, 2001

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

        / /  third-party tender offer subject to Rule 14d-1.

        /X/  issuer tender offer subject to Rule 13e-4.

        / /  going-private transaction subject to Rule 13e-3.

        / /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

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
                                  INTRODUCTION

    This Amendment No. 1 amends and supplements the Issuer Tender Offer Statement on Schedule TO (which together with this Amendment No. 1 to the Issuer Tender Offer Statement on Schedule TO constitutes the "Issuer Tender Offer Statement") relating to the tender offer by Citadel Broadcasting Company, a Nevada corporation (the "Company"), to purchase all outstanding shares of its 13 1/4% Series B Exchangeable Preferred Stock, without par value (the "Preferred Stock").

    The Company's offer is made on the terms and subject to the conditions set forth in the Offer to Purchase for Cash and Consent Solicitation Statement, dated May 4, 2001 (as amended or supplemented from time to time, the "Offer to Purchase"), and in the related Consent and Letter of Transmittal (as amended or supplemented from time to time, the "Consent and Letter of Transmittal"), which together constitute the tender offer.

    This Issuer Tender Offer Statement is filed in satisfaction of the reporting requirements of Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

    The information set forth in the Offer to Purchase and the Supplement, dated May 18, 2001, to the Offer to Purchase, is incorporated in this Schedule TO by reference, in answer to Items 1 through 11 of this Issuer Tender Offer Statement on Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

    The business address and telephone number for the following executive officer of the Company is: c/o Citadel Broadcasting Company, City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128,
(702) 804-5200.

    EXECUTIVE OFFICER

    Jerry McKenna, Executive Vice President and President of Far West Division

ITEM 12. EXHIBITS

(a)(1)(A)    Offer to Purchase for Cash and Consent Solicitation
             Statement, dated May 4, 2001, as amended on May 18, 2001.

(a)(1)(B)    Notice of Guaranteed Delivery.*

(a)(1)(C)    Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees, dated May 4, 2001.*

(a)(1)(D)    Letter to Clients for use by Brokers, Dealers, Commercial
             Banks, Trust Companies and Other Nominees, dated May 4,
             2001.*

(a)(1)(E)    Guidelines for Certification of Taxpayer Identification
             Number on Substitute Form W-9.*

(a)(1)(F)    Supplement, dated May 18, 2001, to the Offer to Purchase for
             Cash and Consent Solicitation Statement, dated May 4, 2001.

(a)(2)       Consent and Letter of Transmittal.*

(a)(5)       Press Release, dated May 4, 2001.*

(a)(6)       Press Release, dated May 17, 2001.

(b) Credit Agreement dated as of April 3, 2001, by and among FLCC Holdings, Inc., FLCC Acquisition Corp., The Chase
             Manhattan Bank and certain lenders listed therein.*

(d)(1)       Agreement and Plan of Merger by and between Citadel
             Communications Corporation and FLCC Holdings, Inc., dated as of January 15, 2001 (incorporated by reference to Annex A to
             Citadel Communications Corporation's Proxy Statement on
             Schedule 14A filed March 26, 2001).

(d)(2)       Amendment No. 1 to Merger Agreement, dated as of March 13,
             2001 (incorporated by reference to Annex A-1 to Citadel
             Communications Corporation's Proxy Statement on Schedule 14A filed March 26, 2001).

(d)(3)       Letter Agreement, dated January 15, 2001, between FLCC
             Holdings, Inc. and Citadel Communications Corporation
             (incorporated by reference to Annex B to Citadel
             Communications Corporation's Proxy Statement on Schedule 14A filed March 26, 2001).

(d)(4)       Guarantee, dated January 15, 2001, of Forstmann Little & Co.
             Subordinated Debt and Equity Management Buyout
             Partnership--VII, L.P. and Forstmann Little & Co. Equity
             Partnership--VI, L.P. (incorporated by reference to Annex C to Citadel Communications Corporation's Proxy Statement on
             Schedule 14A filed March 26, 2001).

(d)(5)       Letter Agreement, dated March 22, 2001, between FLCC
             Holdings, Inc. and Citadel Communications Corporation
             (incorporated by reference to Annex D to Citadel
             Communications Corporation's Proxy Statement on
             Schedule 14A filed March 26, 2001).

(d)(6)       Indenture, dated as of July 1, 1997, among Citadel
             Broadcasting Company, Citadel License, Inc. and The Bank of
             New York, as Trustee, with the forms of 10 1/4% Senior
             Subordinated Notes due 2007 and 10 1/4% Series B Senior
             Subordinated Notes due 2007 included therein (incorporated by reference to Exhibit 4.1 to Citadel Broadcasting
             Company's Registration Statement No. 333-36771 on Form S-4).

(d)(7)       Indenture, dated as of July 1, 1997, among Citadel
             Broadcasting Company, Citadel License, Inc. and The Bank of
             New York, as Trustee, with the forms of 13 1/4% Exchange
             Debentures due 2009 and 13 1/4% Series B Exchange Debentures due 2009 included therein (incorporated by reference to Exhibit 4.2 to Citadel Broadcasting Company's Registration
             Statement No. 333-36771 on Form S-4).

(d)(8)       Indenture, dated as of November 19, 1998, among Citadel
             Broadcasting Company, Citadel License, Inc. and The Bank of
             New York, as Trustee, with the form of 9 1/4% Senior
             Subordinated Notes due 2008 included therein (incorporated by reference to Exhibit 4.1 to Citadel Communications
             Corporation's Current Report on Form 8-K filed November 30,
             1998).

(d)(9)       Amended and Restated Credit Agreement, dated as of
             October 2, 2000, among Citadel Broadcasting Company, Citadel
             Communications Corporation, Credit Suisse First Boston, as
             Lead Arranger, Administrative Agent and Collateral Agent,
             FINOVA Capital Corporation, as Syndication Agent, First
             Union National Bank and Fleet National Bank, as
             Documentation Agents, and the lenders named therein
             (incorporated by reference to Exhibit 4.1 to Citadel
             Broadcasting Company's Current Report on Form 8-K filed
             October 17, 2000).

(d)(10)      Security Agreement, dated as of December 17, 1999, among
             Citadel Communications Corporation, Citadel Broadcasting
             Company and Credit Suisse First Boston, as Collateral
             Agent.*

(d)(11)      Pledge Agreement, dated as of December 17, 1999, among
             Citadel Broadcasting Company, Citadel Communications
             Corporation and Credit Suisse First Boston, as Collateral
             Agent.*

(d)(12) Parent Guarantee Agreement, dated as of December 17, 1999, between Citadel Communications Corporation and Credit Suisse
             First Boston, as Collateral Agent (incorporated by reference to Exhibit 10.1 to Citadel Communications Corporation's
             Current Report on Form 8-K filed January 6, 2000).

(d)(13)      Form of Pledge Agreement, to be made by Citadel Broadcasting
             Company in favor of The Chase Manhattan Bank, as administrative agent for the lenders parties to the Credit
             Agreement, dated as of April 3, 2001.*

(d)(14)      Form of Intermediate Holding Pledge Agreement, to be made by
             Citadel Communications Corporation in favor of The Chase
             Manhattan Bank, as administrative agent for the lenders parties to the Credit Agreement, dated as of April 3, 2001.*

(d)(15) Form of Intermediate Holding Guarantee, to be made by Citadel Communications Corporation in favor of The Chase
             Manhattan Bank, as administrative agent for the banks and other financial institutions parties to the Credit
             Agreement, dated as of April 3, 2001.*

(g)          Not applicable.

(h)          Not applicable.

------------------------

*   Previously filed.

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       CITADEL BROADCASTING COMPANY

                                                       By:  /s/ DONNA L. HEFFNER
                                                            -----------------------------------------
                                                            Name: Donna L. Heffner
                                                            Title:  Executive Vice President,
                                                                  Chief Financial Officer and
                                                            Secretary

Dated: May 18, 2001

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
(a)(1)(A)               Offer to Purchase for Cash and Consent Solicitation
                        Statement, dated May 4, 2001, as amended on May 18, 2001.

(a)(1)(B)               Notice of Guaranteed Delivery.*

(a)(1)(C)               Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees, dated May 4, 2001.*

(a)(1)(D)               Letter to Clients for use by Brokers, Dealers, Commercial
                        Banks, Trust Companies and Other Nominees, dated May 4,
                        2001.*

(a)(1)(E)               Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.*

(a)(1)(F)               Supplement, dated May 18, 2001, to the Offer to Purchase for
                        Cash and Consent Solicitation Statement, dated May 4, 2001.

(a)(2)                  Consent and Letter of Transmittal.*

(a)(5)                  Press Release, dated May 4, 2001.*

(a)(6)                  Press Release, dated May 17, 2001.

(b) Credit Agreement dated as of April 3, 2001, by and among FLCC Holdings, Inc., FLCC Acquisition Corp., The Chase
                        Manhattan Bank and certain lenders listed therein.*

(d)(1)                  Agreement and Plan of Merger by and between Citadel
                        Communications Corporation and FLCC Holdings, Inc., dated as of January 15, 2001 (incorporated by reference to Annex A to
                        Citadel Communications Corporation's Proxy Statement on
                        Schedule 14A filed March 26, 2001).

(d)(2)                  Amendment No. 1 to Merger Agreement, dated as of March 13,
                        2001 (incorporated by reference to Annex A-1 to Citadel
                        Communications Corporation's Proxy Statement on
                        Schedule 14A filed March 26, 2001).

(d)(3)                  Letter Agreement, dated January 15, 2001, between FLCC
                        Holdings, Inc. and Citadel Communications Corporation
                        (incorporated by reference to Annex B to Citadel
                        Communications Corporation's Proxy Statement on
                        Schedule 14A filed March 26, 2001).

(d)(4)                  Guarantee, dated January 15, 2001, of Forstmann Little & Co.
                        Subordinated Debt and Equity Management Buyout
                        Partnership--VII, L.P. and Forstmann Little & Co. Equity
                        Partnership--VI, L.P. (incorporated by reference to Annex C to Citadel Communications Corporation's Proxy Statement on
                        Schedule 14A filed March 26, 2001).

(d)(5)                  Letter Agreement, dated March 22, 2001, between FLCC
                        Holdings, Inc. and Citadel Communications Corporation
                        (incorporated by reference to Annex D to Citadel
                        Communications Corporation's Proxy Statement on
                        Schedule 14A filed March 26, 2001).

(d)(6)                  Indenture, dated as of July 1, 1997, among Citadel
                        Broadcasting Company, Citadel License, Inc. and The Bank of
                        New York, as Trustee, with the forms of 10 1/4% Senior
                        Subordinated Notes due 2007 and 10 1/4% Series B Senior
                        Subordinated Notes due 2007 included therein (incorporated by reference to Exhibit 4.1 to Citadel Broadcasting
                        Company's Registration Statement No. 333-36771 on
                        Form S-4).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
(d)(7)                  Indenture, dated as of July 1, 1997, among Citadel
                        Broadcasting Company, Citadel License, Inc. and The Bank of
                        New York, as Trustee, with the forms of 13 1/4% Exchange
                        Debentures due 2009 and 13 1/4% Series B Exchange Debentures
                        due 2009 included therein (incorporated by reference to
                        Exhibit 4.2 to Citadel Broadcasting Company's Registration
                        Statement No. 333-36771 on Form S-4).

(d)(8)                  Indenture, dated as of November 19, 1998, among Citadel
                        Broadcasting Company, Citadel License, Inc. and The Bank of
                        New York, as Trustee, with the form of 9 1/4% Senior
                        Subordinated Notes due 2008 included therein (incorporated by reference to Exhibit 4.1 to Citadel Communications
                        Corporation's Current Report on Form 8-K filed
                        November 30, 1998).

(d)(9)                  Amended and Restated Credit Agreement, dated as of
                        October 2, 2000, among Citadel Broadcasting Company, Citadel
                        Communications Corporation, Credit Suisse First Boston, as
                        Lead Arranger, Administrative Agent and Collateral Agent,
                        FINOVA Capital Corporation, as Syndication Agent, First
                        Union National Bank and Fleet National Bank, as
                        Documentation Agents, and the lenders named therein
                        (incorporated by reference to Exhibit 4.1 to Citadel
                        Broadcasting Company's Current Report on Form 8-K filed
                        October 17, 2000).

(d)(10)                 Security Agreement, dated as of December 17, 1999, among
                        Citadel Communications Corporation, Citadel Broadcasting
                        Company and Credit Suisse First Boston, as Collateral
                        Agent.*

(d)(11)                 Pledge Agreement, dated as of December 17, 1999, among
                        Citadel Broadcasting Company, Citadel Communications
                        Corporation and Credit Suisse First Boston, as Collateral
                        Agent.*

(d)(12)                 Parent Guarantee Agreement, dated as of December 17, 1999, between Citadel Communications Corporation and Credit Suisse
                        First Boston, as Collateral Agent (incorporated by reference to Exhibit 10.1 to Citadel Communications Corporation's
                        Current Report on Form 8-K filed January 6, 2000).

(d)(13)                 Form of Pledge Agreement, to be made by Citadel Broadcasting
                        Company in favor of The Chase Manhattan Bank, as
                        administrative agent for the lenders parties to the Credit
                        Agreement, dated as of April 3, 2001.*

(d)(14)                 Form of Intermediate Holding Pledge Agreement, to be made by
                        Citadel Communications Corporation in favor of The Chase
                        Manhattan Bank, as administrative agent for the lenders
                        parties to the Credit Agreement, dated as of April 3, 2001.*

(d)(15) Form of Intermediate Holding Guarantee, to be made by Citadel Communications Corporation in favor of The Chase
                        Manhattan Bank, as administrative agent for the banks and other financial institutions parties to the Credit
                        Agreement, dated as of April 3, 2001.*

(g)                     Not applicable.

(h)                     Not applicable.

------------------------

*   Previously filed